Exhibit 99.1

Maritech Resources

(Year-End Data)

	2004	2003	2002	2001
Proved Reserves
Natural gas (BCF)	22.405	13.925	10.004	9.514
Oil (millions of barrels)	2.646	3.275	0.902	0.700
Natural gas equivalents (BCF @ 6 to 1)	38.281	33.575	15.416	13.714
Production (BCF equivalents)	7.113	6.791	2.742	2.173

($ millions)
Future cash flow before income taxes (1)	$120.8	$86.2	$33.6	N.A.
Net capitalized costs (1)	$33.7	$23.7	$24.2	$10.8

Estimated WA&D (2)	$167.1	$130.8	N.A.	N.A.
Estimated Maritech operated WA&D (2)	$129.3	$82.4	N.A.	N.A.

(1) Net well abandonment and decommissioning costs have been deducted from both cash flow and capitalized costs.

(2) Properties in which Maritech has a working interest. The amount includes 100% of the estimated costs, even though Maritech may not own all of the interest or have all of the interest under contract.